Exhibit 99.1

Qualigen Therapeutics, Inc.

Unaudited Pro Forma Balance Sheet

As of June 30, 2025

(Giving Effect to the June 2025 Private Placement and the Amended Note)

	For The Period Ended June 30, 2025
			Pro Forma
	As Reported	Preferred Stock A-3	As Adjusted
ASSETS
Current assets
Cash and cash equivalents	$331,601	$4,257,937	$4,589,538
Prepaid expenses and other current assets	316,576	—	316,576
Short-term notes receivable, net of allowance for credit losses of $828,000 at June 30, 2025 and $360,000 at December 31, 2024	3,312,496	632,000	3,944,496
Total current assets	3,960,673	4,889,937	8,850,610
Other assets	2,000	—	2,000
Total Assets	$3,962,673	$4,889,937	$8,852,610

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,404,611	$-	$1,404,611
Accrued expenses and other current liabilities	379,633	—	379,633
Warrant liabilities	213,976	—	213,976
Convertible debt	142,069	—	142,069
Promissory notes	3,474,667	—	3,474,667
Total current liabilities	5,614,956	—	5,614,956
Commitments and Contingencies (Note 10)
Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 15,000,000 shares authorized; 2,984 and 6,256 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	$2,790,007	$4,257,938	$7,047,945
Common stock, $0.001 par value; 225,000,000 shares authorized; 1,635,475 and 736,431 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	66,213	—	66,213
Additional paid-in capital	122,884,659	—	122,884,659
Accumulated deficit	(127,393,162)	632,000	(126,761,162)
Total Stockholders’ Equity (Deficit)	(1,652,283)	4,889,938	3,237,655
Total Liabilities & Stockholders’ Equity (Deficit)	$3,962,673	$4,889,938	$8,852,611